Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236066

PROSPECTUS SUPPLEMENT

$40,000,000
4.625% Fixed-to-Floating Subordinated Notes due 2029

offered in exchange for

Outstanding unregistered 4.625% Fixed-to-Floating Subordinated Notes due 2029

This prospectus supplement updates the statements and information and supersedes any inconsistent statement or information contained in the prospectus dated February 3, 2020, of Bar Harbor Bankshares to modify the Exchange Offer (as defined below). This prospectus supplement and the prospectus, taken together, constitute a current prospectus related to our offer to issue up to $40,000,000 in aggregate principal amount of our new 4.625% Fixed-to-Floating Subordinated Notes due 2029 that have been registered under the Securities Act of 1933, or New Notes, in exchange for any or all of our outstanding 4.625% Fixed-to-Floating Subordinated Notes due 2029 issued in an unregistered offering on November 26, 2019, or Old Notes. We refer to this offer as the Exchange Offer.

This prospectus supplement contains important changes and should be read carefully and in its entirety in conjunction with the prospectus. Except as set forth in this prospectus supplement, the terms and conditions of the Exchange Offer remain as set forth in the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2020.

CHANGES TO THE PROSPECTUS AND THE TERMS OF THE EXCHANGE OFFER

We are modifying the terms of the Exchange Offer and the contents of the prospectus as described below. Accordingly, references in the prospectus to the matters described herein shall reflect such modifications.

Extension of the Expiration Date

We are extending the Expiration Date of the Exchange Offer. The Expiration Date was previously 5:00 p.m., Eastern time, on Friday, March 6, 2020 and will now be 5:00 p.m., Eastern time, on Friday, April 3, 2020, unless further extended. All references to the Expiration in the prospectus are hereby amended such that the Expiration Date will be 5:00 p.m., Eastern time, on Friday, April 3, 2020. Accordingly, holders who tender their Old Notes prior to such time will receive a like principal amount of New Notes. Other than the extension of the Expiration Date described herein, the terms and conditions of the Exchange Offer remain as set forth in the prospectus.

Requests for assistance in connection with the tender of your Old Notes pursuant to the Exchange Offer may be directed to the Exchange Agent:

Address:	U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Ave. East, EP-MN-WS2N St. Paul, MN 55107-1402 Attention: Specialized Finance
Facsimile:	(651) 466-7372
Telephone:	(800) 934-6802